Exhibit 5.1
Opinion of Carey Olsen

4 June 2018

Nomad Foods Limited
Nemours Chambers
PO Box 3170
Road Town
Tortola
British Virgin Islands

(the "Addressee")
Dear Sirs:
Nomad Foods Limited (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with the filing by the Company on the date hereof of an automatic shelf registration statement on Form F-3 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) with respect to the offering by the Company from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended, of: (i) ordinary shares of no par value of the Company (“Ordinary Shares”); (ii) preferred shares of no par value of the Company (the “Preferred Shares”); (iii) debt securities of the Company which may be issued in one or more series; and/or (iv) warrants to purchase Ordinary Shares or Preferred Shares in each case, as described in the prospectus forming a part of the Registration Statement (the “Prospectus”) and any supplement thereto and as will be designated by the Company at the time of the applicable offering.
1.    DOCUMENTS

1.1    In preparing this opinion, we have reviewed copies of the following documents:

1.1.1	the Registration Statement;

1.1.2
the memorandum and articles of association of the Company (the "Memorandum and Articles") and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 31 May 2018;

1.1.3
the public information revealed from a search of each of the Civil Index Book and the Commercial Book, each from the date of the Company's incorporation, maintained by the British Virgin Islands' High Court Registry on 31 May 2018 (together with the search referred to at 1.1.2 above, the "Public Records"); and

1.1.4
a registered agent's certificate dated May 31, 2018 identifying the directors, and holders of Founder Preferred Shares of the Company issued by the Company's registered agent (the "Registered Agent's Certificate"); and

1.1.5	written resolutions of the board of directors of the Company (the "Board") dated 31 May 2018 authorising the filing of the Registration Statement (the “Board Resolutions”).

We have not made any enquiries or undertaken any searches concerning, and have not examined any other documents entered into by or affecting the Company or any other person, save for the examinations referred to in paragraph 1 above.

2.    ASSUMPTIONS

2.1
This opinion is given only as to the circumstances existing on the date hereof and as to British Virgin Islands law in force on this date. We have relied on the documents in paragraph 1 above without further enquiry and upon the following assumptions, which we have not independently verified:

2.1.1	copies of documents or records provided to us are true copies of the originals which are authentic and complete;

2.1.2
there is nothing under any law (other than the laws of the British Virgin Islands) which would or might affect the opinions appearing herein and, specifically, we have made no enquiry as to the laws or public policies of England and Wales and the State of New York;

2.1.3	the accuracy and completeness of the Registered Agent's Certificate as at the date hereof; and

2.1.4
the information and documents disclosed by the searches of the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration by any party (other than the Company), or which is required by the laws of the British Virgin Islands to be delivered for registration by any party (other than the Company), which was not included and available for inspection in the Public Records;

2.1.5
the Board Resolutions remain in full force and effect and have not been amended, varied or revoked in any respect and the members of the Company have not restricted or limited the powers of the directors in any way; and

2.1.6	there is no document or other information or matter that has not been provided or disclosed to us, which could affect the accuracy of the opinions expressed below.

3.    OPINION

3.1    Based upon the foregoing, and subject to the qualifications expressed below, we are of the opinion that:

3.1.1
the Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004, as amended (the "Act") and validly existing in good standing under the laws of the British Virgin Islands. It is a separate legal entity and is subject to suit in its own name;

3.1.2
with respect to the Ordinary Shares, when (A) the Board has taken all necessary corporate action pursuant to the Memorandum and Articles and the Act to approve the issuance and the terms of the offering of the Ordinary Shares and related matters and (B) the Ordinary Shares have been issued and delivered either (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board or authorized officers of the Company upon payment of the consideration therefor provided for therein or (ii) upon conversion, exchange or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, then the Ordinary Shares will, once the Company's register of members has been updated accordingly, be validly issued, fully paid, and nonassessable; and

3.1.3
with respect to the Preferred Shares, when (A) the shareholders of the Company have taken all necessary corporate action pursuant to the Memorandum and Articles and the Act to authorise and approve the issuance of, and establish the terms of, the offering of Preferred Shares and related matters, (B) the Board has taken all necessary corporate action pursuant to the Memorandum and Articles and the Act to approve the issuance and the terms of the offering of the Preferred Shares and related matters and (C) the Preferred Shares have been issued and delivered either (i) in accordance with the applicable definitive purchase, underwriting, or similar agreement approved by the Board or authorised officers of the Company upon payment of the consideration therefor provided for therein or (ii)

upon conversion, exchange or exercise of any other security, in accordance with the terms of such security or the instrument governing such security providing for such conversion, exchange or exercise as approved by the Board, for the consideration approved by the Board, then the Preferred Shares will, once the Company's register of members has been updated accordingly, be validly issued, fully paid, and nonassessable.

4.    LIMITATIONS

We offer no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws).
5.    GOVERNING LAW AND RELIANCE

5.1
This opinion shall be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to the matters expressly stated herein. This opinion is confined to and given on the basis of the laws and practice in the British Virgin Islands at the date hereof.

5.2
This opinion is provided solely to the Addressee and may not be quoted in whole or in part or otherwise referred to or filed with any government agency or any other person without our prior express written consent, and no one other than the Addressee is entitled to rely on this opinion.

5.3	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus constituting a part thereof.

Yours faithfully,

/s/ Carey Olsen (Guernsey) LLP

Carey Olsen (Guernsey) LLP